Exhibit 99.1

Ark Restaurants Announces Financial Results for the Third Quarter and Nine Months Ended June 28, 2008

NEW YORK--(BUSINESS WIRE)--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the third quarter and nine month periods ended June 28, 2008.

For the three months ended June 28, 2008, the Company’s net income from continuing operations was $3,250,000, or $0.90 per share ($0.90 per diluted share), compared to $3,346,000, or $0.93 per share ($0.92 per diluted share), for the same period last year.

Total revenues from continuing operations for the three month period ended June 28, 2008 were $36.1 million versus $34.4 million in the same period last year. The increase in total revenues for the quarter was primarily due to the opening of new locations. Compared to the same period last year, total same store sales at the Company decreased by 0.3%. Compared to the same period last year, same store sales in the Company’s New York City operations decreased by 0.2%, same store sales in the Company’s Las Vegas operations increased by 0.9%, same store sales in the Company’s Atlantic City operations decreased by 13.5% and same store sales in the Company’s Washington D.C. operations decreased by 1.1%. Revenues from the Company’s operations based in casinos represented 45.2% of the Company’s total revenues from continuing operations during the three month period ended June 28, 2008.

Although the Company does not report the sales or the financial results of the Company’s Florida operations (the Company derives income from a management fee arrangement in part based on sales), same store sales at the Company’s Florida operations decreased by 2.7% compared to the same three month period last year. Sales at the Company’s Florida operations totaled $2,997,000 during the three month period ended June 28, 2008 compared to $3,080,000 for the same period last year.

For the nine months ended June 28, 2008, the Company’s net income from continuing operations was $4,945,000, or $1.37 per share ($1.37 per diluted share), compared to $5,476,000, or $1.53 per share ($1.52 per diluted share), for the same period last year.

Total revenues from continuing operations for the nine month period ended June 28, 2008 were $90.8 million versus $85.4 million in the same period last year. Compared to the same period last year, total same store sales at the Company increased by 1.5%. Compared to the same period last year, same store sales in the Company’s New York City operations increased by 4.3%, same store sales in the Company’s Las Vegas operations increased by 0.8%, same store sales in the Company’s Atlantic City operations decreased by 4.8% and same store sales in the Company’s Washington D.C. operations decreased by 0.6%. Revenues from the Company’s operations based in casinos represented 52.5% of the Company’s total revenues from continuing operations during the nine month period ended June 28, 2008.

Same store sales at the Company’s Florida operations decreased by 2.3% compared to the same nine month period last year. Sales at the Company’s Florida operations totaled $8,792,000 during the nine month period ended June 28, 2008 compared to $9,000,000 for the same period last year.

EBITDA from continuing operations for the three month period ended June 28, 2008 was $5,867,000 versus $5,499,000 during the same three month period last year. EBITDA from continuing operations for the nine month period ended June 28, 2008 was $9,617,000 versus $9,934,000 during the same nine month period last year.

The Company had net income from continuing and discontinued operations of $3,136,000 in the three month period ended June 28, 2008 compared to net income from continuing and discontinued operations of $3,471,000 in the same three month period last year. Net income from continuing and discontinued operations for the nine month period ended June 28, 2008 was $4,966,000 compared to $10,439,000 during the nine month period ended June 30, 2007. Net income from continuing and discontinued operations was positively affected during the 39-week period ended June 30, 2007 as a result of the sale during the quarter of the Company’s Lutece and Tsunami locations to Venetian Casino Resort, LLC. Excluding the sale of the Company’s facilities to the Venetian Casino Resort, net income from continuing and discontinued operations for the nine month period ended June 30, 2007 would have been $5,313,000.

As of June 28, 2008, the Company had cash, cash equivalents and short term investments totaling $10,589,000. In addition, the Company will receive $1,678,000 of the money expended to construct and open six fast food concepts at the MGM Grand Casino at the Foxwoods Resort Casino from outside investors who will own an interest in these operations and from its landlord for these operations during the fourth quarter of its current fiscal year. Also as of June 28, 2008, the Company had no long-term debt other than $751,000 remaining due on a five year purchase money obligation undertaken in connection with the Company’s January 8, 2007 acquisition of the Durgin Park Restaurant in Boston, Massachusetts.

Ark Restaurants owns and operates 21 restaurants and bars, 30 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Condensed Consolidated Income Statement
For the 13 and 39 week periods ended June 28, 2008 and June 30, 2007
(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended

	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

TOTAL REVENUES	$36,077	$34,411	$90,764	$85,438

COST AND EXPENSES:

Food and beverage cost of sales	9,224	8,625	23,384	21,618
Payroll expenses	10,125	9,694	28,023	26,482
Occupancy expenses	4,696	4,210	12,259	11,340
Other operating costs and expenses	4,063	4,297	11,209	10,396
General and administrative expenses	2,260	2,270	6,594	6,325
Depreciation and amortization expenses	771	687	2,153	1,967

Total costs and expenses	31,139	29,783	83,622	78,128

OPERATING INCOME	4,938	4,628	7,142	7,310

OTHER INCOME:

Interest income - Net	91	66	353	214
Other income	158	184	322	657
Total other income	249	250	675	871

Income from continuing operations before provision for income taxes and non-controlling interests
	5,187	4,878	7,817	8,181

Provision for income taxes	1,762	1,430	2,698	2,569

Income attributable to non-controlling interests	(175)	(102)	(174)	(136)

Income from continuing operations	3,250	3,346	4,945	5,476

DISCONTINUED OPERATIONS:
Income (loss) from operations of discontinued restaurants	(178)	155	33	7,542

Provision (benefit) for income taxes	(64)	30	12	2,579

Income (loss) from discontinued operations	(114)	125	21	4,963

NET INCOME	$3,136	$3,471	$4,966	$10,439

PER SHARE INFORMATION - BASIC AND DILUTED:

Continuing operations basic	$.90	$.93	$1.37	$1.53
Discontinued operations basic	$(.03)	$.04	$.01	$1.40
Net basic	$.87	$.97	$1.38	$2.92

Continuing operations diluted	$.90	$.92	$1.37	$1.52
Discontinued operations diluted	$(.03)	$.04	$.01	$1.38
Net diluted	$.87	$.96	$1.38	$2.90

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,597	3,590	3,597	3,578

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,597	3,624	3,612	3,596

Continuing Operations EBITDA Reconciliation
Pre tax earnings	$5,187	$4,878	$7,817	$8,181
Depreciation and amortization	771	687	2,153	1,967
Interest	(91)	(66)	(353)	(214)
EBITDA (a)	$5,867	$5,499	$9,617	$9,934

Continuing Operations EBITDA adjusted for non-cash stock option expense

EBITDA (as defined) (a)	$5,867	$5,499	$9,617	$9,934
Non-cash stock option expense	78	78	234	330
EBITDA adjusted for non-cash stock option expense	$5,945	$5,577	$9,851	$10,264

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com